Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-162569, 333-138000 and 333-181427) of VOXX International Corporation of our report dated May 29, 2012 relating to the consolidated financial statements of Car Communication Holding GmbH and subsidiaries, which appears in the Current Report on Form 8-K/A of VOXX International Corporation dated March 14, 2012.

Stuttgart, May 29, 2012
/s/ PricewaterhouseCoopers
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Jürgen Schwehr            ppa. Viola Weiss
Wirtschaftsprüfer        Wirtschaftsprüferin
(German Public Auditor)    (German Public Auditor)